Exhibit 99.1

Porter Bancorp, Inc. Preliminarily Approved under U.S. Treasury Department Capital Purchase Program

LOUISVILLE, Ky.--(BUSINESS WIRE)--November 12, 2008--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, announced today that it has received preliminary approval from the U.S. Treasury Department to participate in its Capital Purchase Program (CPP), a voluntary initiative designed for U.S. financial institutions to build capital and increase the flow of credit to support the economy.

Under the voluntary program, Porter Bancorp will issue senior preferred shares in an amount of up to 3% of its risk weighted assets, or approximately $39 million. The preferred shares are subject to standard terms, including a 5% dividend for each of the first five years of the investment, and 9% thereafter, unless Porter Bancorp redeems the shares. In conjunction with the senior preferred shares, Porter Bancorp will also issue to the Treasury 10-year warrants to purchase common stock with an aggregate market value of 15% of the senior preferred stock investment.

“The Treasury and regulators have urged healthy financial institutions to take part in this program to help restore confidence and stability in the U.S. financial markets,” stated Maria L. Bouvette, President and CEO of Porter Bancorp, Inc. “Our participation will further strengthen the Company’s balance sheet, increase our ability to meet the needs of our customers and the communities we serve, and support Porter Bancorp’s growth and expansion opportunities.”

About Porter Bancorp, Inc.

Porter Bancorp, Inc., a bank holding company headquartered in Louisville, Kentucky, had $1.6 billion in assets as of September 30, 2008. Through Porter’s subsidiary PBI Bank, it operates 20 full-service banking offices in 12 counties in Kentucky. Porter Bancorp’s common stock is traded on the Nasdaq Global Market under the symbol “PBIB.”

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

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CONTACT:
Porter Bancorp, Inc.
Maria L. Bouvette, 502-499-4800
President and CEO